EXHIBIT 4.17

(English Translation)

ASSET ACQUISITION TERMINATION AND REFUND AGREEMENT

Execution Date: September 30, 2025

Party A: MALONG LIMITED

Party B: Farmmi International Limited

Party C: Lishui Senbo Forestry Co., Ltd.

WHEREAS:

1.

Party A and Party B entered into (i) the Equity Transfer Agreement in relation to EWAYFOREST GROUP LIMITED on February 28, 2025, and (ii) the Supplemental Agreement to the Equity Transfer Agreement on April 30, 2025.

2.

Party C issued the Notice Regarding the Inability to Obtain Forest Ownership Certificates on August 30, 2025, confirming that, due to policy reasons, the forest ownership certificates cannot be processed.

3.

Based on the foregoing agreements and notice, the ownership of the relevant assets cannot be confirmed. The Parties hereby agree to terminate the original asset/equity acquisition transaction and enter into this Agreement with respect to the refund of the consideration already paid.

Article 1 Termination of the Transaction

The Parties unanimously confirm that the Equity Transfer Agreement in relation to EWAYFOREST GROUP LIMITED shall be formally terminated as of the execution date of this Agreement, and all provisions in the original agreement and the supplemental agreement relating to the performance of the transaction shall cease to have effect.

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Article 2 Refund Amount and Arrangements

1. Party A confirms that the acquisition consideration to be refunded to Party B includes:

(1)	all accounts receivable in the amount of USD 35,000,000; and

(2)	the cash consideration in the amount of USD 59,625,500.

2.	The Parties agree that Party B shall refund the full amount of the accounts receivable of USD 35,000,000 to Party A in a lump sum on or before January 31, 2026.

3.	The Parties agree that 40% of the cash consideration, amounting to USD 23,850,200, shall be refunded by Party B to Party A in a lump sum on or before January 31, 2026.

4.	The Parties agree that the remaining 60% of the cash consideration, amounting to USD 35,775,300, shall be repaid by Party B to Party A in installments under the following arrangements:

(1)	Repayment period: two (2) years, from February 1, 2026 to January 30, 2028.

(2)	Interest: interest shall accrue at an annual rate of 2%, payable quarterly. Interest shall be calculated on a daily basis based on the outstanding principal balance.

(3)	Principal repayment: the principal shall be repaid semi-annually as follows:

•	From February 1, 2026 to July 30, 2026: cumulative repayment of not less than 20%;

•	From August 1, 2026 to January 30, 2027: cumulative repayment of not less than 25%;

•	From February 1, 2027 to July 30, 2027: cumulative repayment of not less than 25%;

•	From August 1, 2027 to January 30, 2028: repayment of the remaining balance in full.

Article 3 Payment Method

Party B shall pay the above amounts to the bank account designated by Party A. The specific bank account information shall be separately notified by Party A in writing.

Article 4 Liability for Breach

If Party B fails to perform its payment obligations in accordance with the amounts and deadlines stipulated in this Agreement, Party B shall be liable for breach of contract with respect to the overdue amounts. The specific liquidated damages or compensation for losses shall be determined by further negotiation between the Parties or handled in accordance with applicable laws.

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Article 5 Effectiveness

1. This Agreement shall become effective upon execution (signature or seal) by Party A, Party B, and Party C.

2. This Agreement, together with the original agreement, the supplemental agreement, and the related notice documents, constitutes the complete agreement of the Parties with respect to the termination of the transaction and the refund of consideration.

3. In the event of any inconsistency between this Agreement and the original agreement or the supplemental agreement, this Agreement shall prevail.

[No further text below]

Party A:

MALONG LIMITED

(Seal / Signature): ______________________

Party B:

Farmmi International Limited

(Seal / Signature): ______________________

Party C:

Lishui Senbo Forestry Co., Ltd.

(Seal / Signature): ______________________

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